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                                                                   EXHIBIT 10.17

                           NONCOMPETITION AGREEMENT
                           ------------------------


     THIS AGREEMENT, dated as of the 3rd day of November, 1995, is made and entered into by and between DATAMAX CORPORATION, a Delaware corporation ("Seller"), ROBERT L. WOHLERS ("Wohlers"), G. WILLIAM HARTMAN, JR. ("Hartman"), ROBERT C. STRANDBERG ("Strandberg") and UNIMARK, INC., a Kansas corporation ("Buyer").


                                   RECITALS:
                                   --------

     A. Buyer and Seller have entered into a certain Agreement of Purchase and Sale of Assets dated November 3, 1995 (the "Acquisition Agreement"), whereby Buyer is acquiring certain assets of Seller.

     B. As a condition to Buyer's obligation to consummate the transactions contemplated by the Acquisition Agreement, Buyer requires that Wohlers, Hartman, Strandberg and Seller (collectively, the "Datamax Group") execute this Noncompetition Agreement.

     NOW, THEREFORE, in consideration of the premises and the following mutual promises, the parties agree as follows:

     1. The Datamax Group acknowledges and recognizes the highly competitive nature of the operations of Seller being acquired by Buyer pursuant to the Acquisition Agreement and acknowledge the necessity of preserving for Buyer the proprietary rights and ongoing business value of such operations, and thus hereby jointly and severally agree that they will not, directly or indirectly, during the period commencing on the date hereof and continuing for that period of time set forth opposite such party's name:

         Datamax       8 years
         Wohlers       3 years
         Hartman       3 years
         Strandberg    3 years

         (a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in any business engaged in the business of automated ticketing and boarding pass, or luggage tag or gate reading (the "ATB Business");

         (b) knowingly allow or permit any member of the Datamax Group or any officer, director or employee of the Datamax Group (while an officer, director or employee of Datamax Group) to act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, or assist any individual or entity other than Buyer in the conduct of, any ATB Business; or

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          (c)  divert or attempt to divert clients or customers (whether or not such persons have done business with Buyer once or more than once) or accounts of Buyer for ATB Business.

Notwithstanding the foregoing, the Datamax Group may own in the aggregate not more than 5% of the stock of any corporation which is listed upon a national stock exchange or actively traded in the over-the-counter market.

     2. As compensation for the covenants of the Datamax Group set forth above, Buyer shall to pay to Datamax the total sum of $1,000,000, payable over a period of eight (8) years in eight annual payments of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00). As compensation for the covenants of Wohlers, Hartman and Strandberg set forth above, Wohlers, Hartman and Strandberg acknowledge that the consummation of the transactions contemplated by this Agreement will constitute an indirect, intangible benefit. The Datamax Group also acknowledges that Buyer was not willing to close the transactions contemplated by the Acquisition Agreement or pay any substantial amount to Seller for such assets and covenants not to compete unless Buyer could be assured that the Datamax Group would not engage in competition with Buyer, which competition would deprive Buyer of the value and benefit of its purchase of assets from Datamax. The annual payments hereunder shall be due and payable on November 1 of each year following the year of this Agreement, with the first payment due on November 1, 1996, and the final payment due on November 1, 2003. Any payment which is not made when due shall bear interest from the date notice of such non-payment is received by Buyer until the date paid at the lower of 15% or the highest interest rate permitted by law.

     3.  It is expressly understood and agreed that, although the Datamax
Group considers the restrictions contained in Paragraph 1 of this Agreement to be reasonable for the purposes set forth herein, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in Paragraph 1 of this Agreement is an unreasonable or otherwise unenforceable restriction against the Datamax Group or any person in the Datamax Group, neither this Agreement nor the provisions of such Paragraph shall be rendered void, but shall be deemed amended to apply as to the maximum extent as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved. No such judicial determination or amendment shall limit or relieve Buyer from the obligation to pay the total sum of $1,000,000 or the annual fee(s) described above for the full eight (8) year term of this Agreement.

     4. The Datamax Group acknowledges and agrees that Buyer's remedy at law for a breach or threatened breach of any of the provisions of Paragraph 1 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach, it is agreed that, in addition to its remedy at law, Buyer shall be entitled to, and the Datamax Group agrees not to oppose Buyer's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies


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available to it for such breach or threatened breach.

     5.  (a)   This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

         (b) The waiver by either party, or the failure by either party, to claim a breach, or give notice with respect thereto, of any provision of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach, or deemed to affect in any way the effectiveness, of such provision.

         (c) Neither this Agreement, nor any of the duties or obligations of the Datamax Group hereunder, may be assigned (either voluntarily or by operation of law) or otherwise delegated by the Datamax Group. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

         (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement which is binding upon all parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

         (e) Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, postage prepaid, nationally recognized express delivery service with delivery confirmed or telexed or telecopied with receipt confirmed, addressed as follows:



     If to THE DATAMAX GROUP:

     Name:                                  With Copy To:
     ----                                   ------------

     Datamax Corporation                    Peter D. Orr
     4501 Parkway Commerce Blvd.            Datamax Corporation
     Orlando, FL 32808                      4501 Parkway Commerce Blvd.
     Attention: Robert Strandberg           Orlando, FL 32808


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     If to BUYER:

     Name:                               With Copy To:
     ----                                ------------

     Unimark, Inc.                       Mary Anne O'Connell
     9400 Reeds Rd.                      Husch & Eppenberger
     Overland Park, KS 66207             1200 Main, Suite 1700
     Attn: Dean W. Lawrence              Kansas City, MO 64105


or such other person and/or addresses as shall be furnished in writing by any such party, and shall be deemed to have been given as of the date so personally delivered or received.

          (f) This Agreement and all rights and obligations of the parties hereunder and all rights and obligations of the parties shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

          (g) If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          (h) The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have both had a substantial role in the drafting and negotiation of this Agreement and, therefore, this Agreement shall be deemed drafted by all of the parties hereto and the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any attachment hereto.

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     IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the day and year first above written.

_______________________________
SELLER:                                BUYER:

DATAMAX, INC.                          UNIMARK, INC.

By:________________________________    By:_____________________________
   Robert C. Strandberg, President        Dean W. Lawrence, President



Robert L. Wohlers



G. William Hartman, Jr.



Robert C. Strandberg



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                     ASSIGNMENT AND ASSUMPTION OF CONTRACT
                     -------------------------------------


          Effective this ____ day of __________, 1995, pursuant to the Agreement of Purchase and Sale of Assets dated ______________, 1995 (the "Agreement") between DATAMAX CORPORATION, a Delaware corporation having its principal office at 4501 Parkway Commerce Boulevard, Orlando, Florida 32808 ("Datamax"), UNIMARK, INC., a Kansas corporation having its principal office at 9400 Reeds Road, Overland Park, Kansas 66207 ("Purchaser"), DATAMAX, for and in consideration of the payment by Purchaser of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, sell, bargain, grant, set over and otherwise transfer to Purchaser all of DATAMAX's right, title, and interest in and to the following contract: OEM Purchase Agreement between DATAMAX and OKIDATA, Division of OKI America, Inc., executed by the parties in November 1992, together with all revisions and amendments thereof, if any, to date.

          Purchaser hereby assumes and agrees to be bound by and to perform, pay when due, discharge and be liable for all obligations and liabilities under the Contract described above from and after the effective date hereof.


                                           DATAMAX CORPORATION


                                           By:____________________________
                                                President


                                           UNIMARK, INC.


                                           By:____________________________

                                           Its:___________________________


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